                                      LOGO
                  [LOGO OF FIRST COMMERCE CORP. APPEARS HERE]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Holders of Common Stock of First Commerce Corporation:

  The annual meeting of stockholders of First Commerce Corporation ("FCC") will be held in the Vieux Carre Room of the Hotel Inter-Continental, 444 St. Charles Avenue, New Orleans, Louisiana, on Monday, April 15, 1996, at 9:00 a.m., New Orleans time, to:

  1.  Elect directors.

  2. Transact such other business as may properly come before the meeting or any adjournments thereof.

  Only holders of record of FCC Common Stock at the close of business on March 1, 1996, are entitled to notice of and to vote at the annual meeting.

  PLEASE SIGN AND DATE THE ENCLOSED PROXY AND RETURN IT IN THE ACCOMPANYING ENVELOPE AS PROMPTLY AS POSSIBLE. A PROXY MAY BE REVOKED AT ANY TIME PRIOR TO THE VOTING THEREOF.

                                           By Order of the Board of Directors

                                                          LOGO
                                             [Signature of Michael A. Flick
                                                      appears here]
                                                    Michael A. Flick
                                                        Secretary

New Orleans, Louisiana
March 14, 1996

                           FIRST COMMERCE CORPORATION

                             POST OFFICE BOX 60279
                          NEW ORLEANS, LOUISIANA 70160

                                 MARCH 14, 1996

                                PROXY STATEMENT

  This Proxy Statement is furnished to stockholders of First Commerce Corporation ("FCC" or the "Corporation") in connection with the solicitation on behalf of its Board of Directors (the "Board") of proxies for use at the annual meeting of stockholders of FCC to be held on April 15, 1996, at the time and place set forth in the accompanying notice and at any adjournments thereof (the "Meeting").

  Only stockholders of record of FCC common stock ("Common Stock") at the close of business on March 1, 1996, are entitled to notice of and to vote at the Meeting. On that date, FCC had outstanding 38,610,167 shares of Common Stock, each of which is entitled to one vote.

  A stockholder may revoke the enclosed proxy at any time prior to its exercise by filing with the Secretary of FCC a written revocation or duly executed proxy bearing a later date. A stockholder who votes in person at the Meeting in a manner inconsistent with a proxy previously filed on the stockholder's behalf will be deemed to have revoked such proxy as it relates to the matter voted upon in person. Attendance at the Meeting will not in and of itself constitute a revocation of a proxy.

  This Proxy Statement is first being mailed to stockholders on or about March 14, 1996, and the cost of soliciting proxies in the enclosed form will be borne by FCC. In addition to the use of the mails, proxies may be solicited by personal interview, telephone and telegraph. Banks, brokerage houses and other nominees or fiduciaries will be requested to forward the soliciting material to their principals and to obtain authorization for the execution of proxies, and FCC will, upon request, reimburse them for their expenses in so acting. In addition, FCC has retained Corporate Investor Communications, Inc., a professional proxy solicitation firm, to aid in the solicitation of proxies for a fee of $5,000, plus out-of-pocket expenses.

                             ELECTION OF DIRECTORS

GENERAL

  The Articles of Incorporation of FCC authorize the Board to fix the number of directors at not less than three nor more than thirty. Pursuant thereto, the Board has fixed the number of directors to be elected at the Meeting at twenty-five, and proxies cannot be voted for a greater number of persons. Unless authority is withheld, the persons named in the enclosed proxy will vote the shares represented by the proxies received by them for the election of the twenty-five persons named below to serve until the next annual meeting and until their successors are duly elected and qualified. In the unanticipated event that one or more nominees is unable to be a candidate at the Meeting, the By-laws of FCC provide that the number of authorized directors will be automatically reduced by the number of such nominees unless the Board determines otherwise, in which case proxies will be voted in favor of such other nominees as may be designated by the Board.

  The following table sets forth certain information as of February 16, 1996, with respect to each nominee to be proposed on behalf of the Board. Unless otherwise indicated, each person has been engaged in the principal occupation shown for the past five years. Under FCC's By-Laws, except as described in the preceding paragraph, for any other person to be eligible for nomination for election as a director, advance notice must be provided to FCC's Secretary within 10 days of the date of the notice of the Meeting, stating (a) the name and address of the nominee and the nominating stockholder, (b) a representation that the stockholder is entitled to vote at the Meeting and intends to appear in person or by proxy at the Meeting to make the proposed nomination, (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder, (d) such other information regarding each proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission ("SEC"), had the nominee been proposed by the Board, and (e) the consent of each nominee to serve as a director of FCC, if so elected. For future annual meetings the notice must be provided not less than 90 nor more than 120 days prior to the anniversary of the preceding annual meeting or, if the meeting is scheduled for a time that is not within 30 days before or after such anniversary, not later than the earlier of the tenth day following the date on which notice of the date of the annual meeting was mailed or public disclosure of the date of the annual meeting was made.

                                                                             YEAR FIRST
                                         PRINCIPAL OCCUPATION                 BECAME A
                                         AND DIRECTORSHIPS IN                 DIRECTOR
      NAME AND AGE                    OTHER PUBLIC CORPORATIONS                OF FCC
      ------------                    -------------------------              ----------
Ian Arnof, 56...........  President and Chief Executive Officer of FCC          1983
James J. Bailey III, 53.  Managing Partner, Bailey Family Investments (real     1985
                           estate development and management); director,
                           United Companies Financial Corporation
John W. Barton, 79......  Private investments                                   1985
Sydney J. Besthoff III,   Chairman of the Board, K & B, Incorporated (retail    1992
 68.....................   drug stores)
Robert H. Bolton, 87      Senior Chairman of the Board, Rapides Bank & Trust    1986
 <F1>...................   Company in Alexandria
Robert C. Cudd, III, 59.  Private investments                                   1995
Frances B. Davis, 67      Private investments                                   1986
 <F1>...................
Laurance Eustis, Jr.,     Advisory Chairman and Consultant, Eustis              1983
 82.....................   Insurance, Inc.; director, International
                           Shipholding Corporation and Pan-American Life
                           Insurance Company
William P. Fuller, 69...  President, Fuller Farms, Inc.                         1978
Arthur Hollins III, 65..  Chairman of the Board, The First National Bank of     1985
                           Lake Charles; director, Calcasieu Real Estate &
                           Oil Co., Inc.
F. Ben James, Jr., 60...  President, James Investments, Inc. (real estate       1973
                           development and private investments); director,
                           Central Louisiana Electric Co., Inc.
Erik F. Johnsen, 70.....  President and director, International Shipholding     1983
                           Corporation and Central Gulf Lines, Inc. (ocean
                           shipping)
J. Merrick Jones, Jr.,    Chairman of the Board, Canal Barge Company, Inc.      1983
 61.....................   (river transportation)<F2>
Edwin Lupberger, 59.....  Chairman and Chief Executive Officer, Entergy         1992
                           Corporation (electric utility holding company);
                           director, International Shipholding Corporation
Mary Chavanne Martin,     Private investments                                   1995
 45.....................
Hugh G. McDonald, Jr.,    President, Hugh G. McDonald, Jr. Corporation          1995
 57.....................   (petroleum engineering consultants)
Saul A. Mintz, 64.......  Chairman of the Board, Strauss Interests (real        1995
                           estate distribution and investments) and Sunbelt
                           Plastics

                                                                             YEAR FIRST
                                         PRINCIPAL OCCUPATION                 BECAME A
                                         AND DIRECTORSHIPS IN                 DIRECTOR
      NAME AND AGE                    OTHER PUBLIC CORPORATIONS                OF FCC
      ------------                    -------------------------              ----------
Hermann Moyse, Jr., 74..  Chairman of the Board, FCC; Chairman Emeritus,        1985
                           City National Bank of Baton Rouge ("CNB");
                           director, Pan-American Life Insurance Company<F3>
O. Miles Pollard, Jr.,    Private investments; director, United Companies       1988
 58.....................   Financial Corporation
G. Frank Purvis, Jr.,     Chairman of the Board, Pan-American Life Insurance    1975
 81.....................   Company
Tom H. Scott, 85........  Chairman and Chief Executive Officer, Scott Truck     1995
                           and Tractor Company of Louisiana, Inc.
Edward M. Simmons, 67...  President and Chief Executive Officer, McIlhenny      1981
                           Co. (producer of Tabasco brand food products);
                           director, Pan-American Life Insurance Company,
                           Piccadilly Cafeterias, Inc. and Central Louisiana
                           Electric Co., Inc.
H. Leighton Steward, 61.  Chairman and Chief Executive Officer, The             1992
                           Louisiana Land and Exploration Company (oil and
                           gas exploration and production)
Joseph B. Storey, 83....  Oil and gas consultant and private investments        1983
Robert A. Weigle, 49....  President, David C. Bintliff & Co., Inc.              1988
                           (investments)

[FN]-------
<F1> Mr. Bolton is Mrs. Davis's uncle.
<F2> Mr. Jones was President of Canal Barge Company, Inc. for more than five years prior to January 1995.
<F3> For more than five years prior to December 1994, Mr. Moyse was Chairman of the Board of CNB.

                               ----------------

  During 1995, the Board held seven meetings. Each incumbent director of FCC attended at least 75% of the aggregate number of meetings held during 1995 of the Board and committees of which he or she was a member.

  The Board has an Executive Committee, Audit Committee and Compensation Committee. The current members of the Executive Committee are Messrs. Arnof, Cudd, Fuller, Hollins, Moyse (Chairman), Pollard, Purvis and Simmons. The Executive Committee, which met six times during 1995, may exercise any of the powers of the Board when the Committee's members agree unanimously that such exercise is necessary because it is not possible or practicable to convene the full Board. In addition, the Executive Committee (1) makes recommendations to the Board concerning potential acquisitions, dividend policy, stock splits and other special projects or policies, (2) performs an initial review of candidates for the Board and the boards of FCC's bank subsidiaries, (3) approves proposals for, and adopts resolutions authorizing, the acquisition of failed or failing financial institutions or affiliates thereof and of other entities where the consideration involved is below certain specified amounts,
(4) reviews any proposed employment contract between FCC or its subsidiaries and employees of institutions proposed to be acquired by FCC or which provides for employment protection of executive officers of FCC in the event of a change in control of FCC and (5) assures that plans for the succession of senior management personnel have been developed by the President and Chief Executive Officer.

  The current members of the Audit Committee are Messrs. Bailey (Chairman), Barton, Besthoff, James, Jones, Lupberger and Weigle. The Audit Committee, which met six times during 1995, is responsible for (1) making recommendations to the Board concerning the selection and retention of FCC's independent auditors, (2) consulting with the independent auditors with regard to the plan of audit, (3) consulting directly with the Chief Internal Auditor of FCC on any matter the Audit Committee or the Chief Internal Auditor deems appropriate in connection with carrying out the audit, (4) reviewing the results of audits of FCC by its independent auditors and the Federal Reserve Board, (5) reviewing reports of the subsidiaries' Examining Committees regarding their reviews of the scope and results of internal audits and results of regulatory examinations, (6) discussing audit recommendations with management and reporting the results of its reviews to the Board and (7) determining the compensation of the senior internal auditing personnel and approving the termination of any member of the internal auditing staff.

  The current members of the Compensation Committee are Mrs. Davis and Messrs. Eustis, Johnsen (Chairman), Steward and Storey. The Compensation Committee, which met twice during 1995, is responsible for (1) determining the compensation of the President and Chief Executive Officer of FCC and of any other officer of FCC whose salary and bonus would exceed 80% of the salary and bonus of the Chief Executive Officer, (2) reviewing the evaluations of FCC's senior management conducted by the President and Chief Executive Officer, (3) reviewing and approving certain employment contracts between FCC or any of its subsidiaries and an employee of FCC or any of its subsidiaries that are not included in the functions of the Executive Committee and (4) administering the First Commerce Corporation 1985 Stock Option Plan and the 1992 Stock Incentive Plan.

COMPENSATION OF DIRECTORS

  Each director who is not an employee of FCC or any of its subsidiaries receives an annual fee of $20,000 ($60,000 for the Chairman), payable in monthly installments, for service on the Board and all committees of which he or she is a member, in addition to any fees paid to a director for services as a director of subsidiaries of FCC.

             SECURITY HOLDINGS OF DIRECTORS AND EXECUTIVE OFFICERS

  The following table shows the beneficial ownership of FCC equity securities of each director and nominee of FCC, each executive officer named under "Executive Compensation and Certain Transactions--Summary of Executive Compensation" ("Named Executive Officer"), and all FCC directors and executive officers as a group as of February 16, 1996, determined in accordance with Rule 13d-3 of the SEC. In addition to its Common Stock, FCC currently has outstanding three other classes of equity securities, none of which are entitled to vote at the Meeting: 7.25% Cumulative Convertible Preferred Stock, Series 1992 ("Preferred Stock") and two series of 12-3/4% Convertible Debentures due 2000 ("A Debentures" and "B Debentures"). Unless otherwise indicated, the securities are held with sole voting and investment power.

                                                  NO. OF              PERCENT
            NAME OF BENEFICIAL OWNER              SHARES            OF CLASS<F1>
            ------------------------             ---------          -----------
DIRECTORS AND DIRECTOR NOMINEES
Ian Arnof.......................................   182,349<F2>             *
James J. Bailey III.............................   123,137<F3>             *
John W. Barton..................................    86,810                 *
Sydney J. Besthoff III..........................     2,250                 *
Robert H. Bolton................................   195,480<F4>             *
Robert C. Cudd, III.............................   849,397<F5>          2.19%
Frances B. Davis................................   398,979<F3><F5><F6>  1.02%
Laurance Eustis, Jr.............................    37,500                 *
William P. Fuller...............................    59,855<F5>             *
Arthur Hollins III..............................   258,437<F2><F5><F7>     *
F. Ben James, Jr................................    13,125                 *
Erik F. Johnsen.................................   127,686<F3><F5>         *
J. Merrick Jones, Jr............................   137,488<F5>             *
Edwin Lupberger.................................     3,212                 *
Mary Chavanne Martin............................   100,509                 *
Hugh G. McDonald, Jr............................    70,517<F5>             *
Saul A. Mintz...................................   505,417<F5><F8>      1.31%
Hermann Moyse, Jr...............................   412,643<F5>          1.06%
O. Miles Pollard, Jr............................   181,632                 *
G. Frank Purvis, Jr.............................    60,098<F9>             *
Tom H. Scott....................................   662,286<F5>          1.71%
Edward M. Simmons...............................   131,291<F5><F10>        *
H. Leighton Steward.............................     5,805<F3>             *
Joseph B. Storey................................    93,852<F3>             *
Robert A. Weigle................................    56,606<F5>             *
NAMED EXECUTIVE OFFICERS(11)
Michael A. Flick................................    68,631<F2>             *
Howard C. Gaines................................    44,460<F2>             *
Ashton J. Ryan, Jr..............................    33,601<F2>             *
Joseph V. Wilson III............................    39,767<F2>             *
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP
(35 persons).................................... 8,086,476<F12>        20.38%

--------
[FN] * Less than one percent
<F1> Shares subject to options exercisable within 60 days and shares that may be acquired upon conversion of Preferred Stock or debentures are deemed to be outstanding for purposes of computing the percentage of Common Stock owned by such person individually and by all directors and executive officers as a group but are not deemed to be outstanding for the purpose of computing the ownership percentage of any other person.

<F2> Includes shares subject to options exercisable within 60 days, restricted shares and shares allocated to the individual's account in FCC's Tax-Deferred Savings Plan and Supplemental Tax-Deferred Savings Plan (the "Plans"), as follows:

                                     OPTION SHARES RESTRICTED SHARES PLAN SHARES
                                     ------------- ----------------- -----------
      Mr. Arnof.....................    33,494           6,521         24,933
      Mr. Flick.....................    18,158           1,406         10,549
      Mr. Hollins...................     5,540               0         28,501
      Mr. Gaines....................     8,122           1,511         10,081
      Mr. Ryan......................     8,733           3,297          5,084
      Mr. Wilson....................    11,605           3,061          5,464

<F3> Preferred Stock is beneficially owned by the named individuals as follows, and the table includes the following number of shares of Common Stock which may be acquired upon conversion of such Preferred Stock.

                                                    PREFERRED STOCK COMMON STOCK
                                                    --------------- ------------
      Mr. Bailey...................................     10,000         11,646
      Mrs. Davis...................................      1,200          1,398
      Mr. Johnsen..................................      1,000          1,165
      Mr. Steward..................................      2,000          2,330
      Mr. Storey...................................      4,000          4,658

  Mr. Johnsen disclaims beneficial ownership of 1,000 shares of the Preferred Stock shown, and 1,165 shares of the underlying Common Stock, which are owned by his wife.
[FN]
<F4> Includes 119,175 shares Mr. Bolton has the right to acquire upon conversion of $3,178,000 principal amount B Debentures (5.87% of the class), and 7,529 shares allocated to his Plan accounts.
<F5> Includes shares as to which the named individual shares voting and investment power as follows: Mr. Cudd, 741,720 shares; Mrs. Davis, 78,817 shares; Mr. Fuller, 3,665 shares; Mr. Hollins, 4,687 shares; Mr. Johnsen, 3,533 shares; Mr. Jones, 11,250 shares; Mr. McDonald, 10,326 shares; Mr. Mintz, 7,174 shares; Mr. Moyse, 382,053 shares; Mr. Scott, 543,134 shares; Mr. Simmons, 19,800 shares; and Mr. Weigle, 56,606 shares. Mr. Cudd disclaims beneficial ownership of 89,177 shares held in a trust of which his wife is trustee, Mr. Simmons disclaims beneficial ownership of 19,800 shares, and Mr. Johnsen disclaims beneficial ownership of 3,533 shares, which are held in a trust of which he is a co-trustee.
<F6> Includes 282,015 shares Mrs. Davis has the right to acquire upon conversion of $7,520,400 principal amount of B Debentures (13.88% of the class). The B Debentures include $1,508,400 principal amount owned by Mrs. Davis's husband, as to which she disclaims beneficial ownership.
<F7> Includes 198,908 shares Mr. Hollins has the right to acquire upon conversion of $5,304,225 principal amount of A Debentures (19.76% of the class). The A Debentures include $333,360 principal amount as to which Mr. Hollins shares voting and investment power and $59,040 principal amount owned by his wife, as to which he disclaims beneficial ownership.
<F8> Includes 415,093 shares owned by Mr. Mintz's children and grandchildren that Mr. Mintz has power to vote pursuant to an understanding.
<F9> Includes 53,666 shares owned by Pan-American Life Insurance Company, of which Mr. Purvis is the Chairman of the Board. Mr. Purvis disclaims beneficial ownership of these shares.
<F10> Includes 800 shares as to which Mr. Simmons has sole voting and investment power but disclaims beneficial ownership.
<F11> Information for Mr. Arnof appears above under the heading "Directors and
      Director Nominees."
<F12> Includes 23,641 shares underlying 20,300 shares of the Preferred Stock,
      416,987 shares underlying $11,119,665 principal amount of A Debentures (41.42% of the class) and 485,490 shares underlying $12,946,400 principal amount of B Debentures (23.90% of the class). Of these amounts, 2,100 shares of Preferred Stock, $5,815,440 principal amount of A Debentures and $2,248,000 principal amount of B Debentures are held by FCC subsidiary banks as fiduciaries. Also includes (i) 124,312 shares directors and executive officers are entitled to acquire within 60 days upon the exercise of options, 21,697 shares of restricted stock and 109,335 shares allocated to the Plan accounts of such directors and executive officers,
   (ii) 8,006 shares held by FCC's Pension Plan and 384,327 shares held by the trust departments of the subsidiary banks of FCC as fiduciaries, and (iii) 2,278,081 shares of record held by the trustee of the Plans and of the retirement plans of certain of FCC's recently acquired banks (in addition to those shares held on behalf of directors and executive officers) that are voted by the trustee in accordance with the instructions of the Plans' participants.

                               ----------------

                EXECUTIVE COMPENSATION AND CERTAIN TRANSACTIONS

SUMMARY OF EXECUTIVE COMPENSATION

  The following table summarizes, for each of the three years in the three year period ended December 31, 1995, the compensation of FCC's Chief Executive Officer and each of the four most highly compensated executive officers in all the capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                                                       ALL OTHER
                                    ANNUAL COMPENSATION             LONG-TERM COMPENSATION            COMPENSATION
                               ----------------------------- -------------------------------------    ------------
                                                  TOTAL CASH RESTRICTED    NO. OF SHARES
   NAME AND PRINCIPAL                              (SALARY     STOCK        UNDERLYING       LTIP
        POSITION          YEAR SALARY<F1>  BONUS  AND BONUS) AWARDS<F2>  OPTIONS/SARS<F3> PAYOUTS<F4>  OTHER<F5>
   ------------------     ---- --------- -------- ---------- ---------- ----------------- ----------- ------------
Ian Arnof...............  1995 $525,000  $175,000  $700,000   $105,840      47,864       $      0    $13,584
President and Chief       1994 $525,000  $136,500  $661,500   $ 68,448      27,445       $      0    $13,594
Executive Officer of FCC  1993 $516,667  $210,000  $726,667   $222,498           0       $425,316    $12,917
Joseph V. Wilson III....  1995 $295,000  $ 60,000  $355,000   $ 58,328      26,372       $      0    $ 7,500
Senior Executive Vice     1994 $270,000  $ 70,200  $340,200   $ 23,072       9,496       $      0    $ 6,844
President of FCC          1993 $267,833  $108,000  $375,833   $113,505           0       $183,061    $ 6,747
Ashton J. Ryan, Jr......  1995 $292,500  $ 60,000  $352,500   $ 64,523      29,170       $      0    $ 7,500
Senior Executive Vice     1994 $255,000  $ 66,300  $321,300   $ 23,702       9,496       $      0    $ 6,406
President of FCC and      1993 $252,633  $102,000  $354,633   $105,383           0       $376,875    $ 6,356
President and Chief
Executive Officer of
First National Bank of
Commerce ("FNBC")
Michael A. Flick........  1995 $290,000  $ 50,000  $340,000   $ 23,678      10,705       $      0    $ 7,375
Executive Vice            1994 $290,000  $ 58,435  $348,435   $ 13,860       5,592       $      0    $ 7,375
President, Chief          1993 $288,250  $ 87,000  $375,250   $124,729           0       $253,009    $ 7,195
Administrative Officer
and Secretary of FCC
Howard C. Gaines........  1995 $272,000  $ 43,500  $315,500   $ 23,678      10,705       $      0    $ 6,867
Chairman of FNBC and      1994 $272,000  $104,808  $376,808   $ 16,748       6,792       $      0    $ 6,867
Executive Vice            1993 $270,450  $ 81,600  $352,050   $116,353           0       $242,255    $ 6,673
President of FCC

[FN]
--------
<F1> Base salary levels were not increased in 1994 from 1993 levels. Total salary reported for 1993 reflects two months of salary at 1992 levels and ten months at 1993 levels.
<F2> Reflects the number of shares of restricted stock awarded multiplied by the closing market price of FCC Common Stock on the date of the grant. As of December 31, 1995, the Named Executive Officers held the following aggregate number of shares of restricted stock with the following year-end values (calculated by multiplying the number of shares of restricted stock by the closing market price of FCC Common Stock on December 29, 1995): Mr. Arnof, 14,411 shares ($461,152); Mr. Wilson, 7,086 shares ($226,752); Mr.
     Ryan, 7,034 shares ($225,088); Mr. Flick, 5,829 shares ($186,528); and Mr.
     Gaines, 5,637 shares ($180,384). As of December 31, 1995, the Named Executive Officers also had the right to earn the following aggregate number of performance shares with the following year-end values

     (calculated by multiplying the number of performance shares by the closing market price of FCC Common Stock on December 29, 1995): Mr. Arnof, 3,260 shares ($104,320); Mr. Wilson, 1,531 shares ($48,992); Mr. Ryan, 1,649 shares ($52,768); Mr. Flick, 703 shares ($22,496); and Mr. Gaines, 755 shares ($24,160). Holders of restricted stock receive dividends paid on the stock, but no dividends are paid with respect to the performance shares. The restricted stock will vest and the performance shares will be earned three years from the date of grant provided specific performance goals are achieved and the Named Executive Officer remains employed by FCC. Restrictions on the shares of restricted stock would lapse and the performance shares would be earned within the three-year period upon (i) a reorganization, merger or consolidation of FCC in which the beneficial owners of FCC's voting securities prior to such transaction do not own more than 80% of the voting securities of the surviving entity, (ii) a complete liquidation or dissolution of FCC, (iii) the sale of all or substantially all of the assets of FCC, (iv) the replacement of a majority of FCC's Board within any two-year period by directors not approved by the Board or (v) a person or group of persons, other than any employee benefit plan of FCC, becoming the beneficial owner of securities representing 40% or more of FCC's total voting power (a "Significant Transaction"). For additional information regarding the restricted stock and performance shares granted in 1995, see "1995 Long Term Incentive Plan Awards."
<F3> For additional information regarding options and stock appreciation rights granted in 1995, see "1995 Stock Option and Stock Appreciation Right Grants," and for information regarding current holdings of options and stock appreciation rights, see "Option and Stock Appreciation Right Holdings."
<F4> Amounts reported for 1993 reflect the value on December 31, 1993, the date restrictions lapsed with respect to shares of restricted stock granted in 1991. These shares were earned over a three-year performance period based on cumulative earnings per share targets. All of the shares originally granted vested on December 31, 1993.
<F5> Consists of amounts contributed by FCC on behalf of the Named Executive
     Officer pursuant to FCC's Tax-Deferred Savings Plan and the Supplemental Tax-Deferred Savings Plan.

                               ----------------

1995 STOCK OPTION AND STOCK APPRECIATION RIGHT GRANTS

  The following table contains information concerning the grant of stock options and stock appreciation rights ("SARs") to the Named Executive Officers during 1995.

                        1995 STOCK OPTION AND SAR GRANTS

                                                                                      POTENTIAL
                                                                                 REALIZABLE VALUE AT
                                                                                   ASSUMED ANNUAL
                            NO. OF     % OF TOTAL                                  RATES OF STOCK
                            SHARES    OPTIONS/SARS                               PRICE APPRECIATION
                          UNDERLYING   GRANTED TO                                FOR OPTION/SAR TERM
                         OPTIONS/SARS EMPLOYEES IN EXERCISE OR                   -------------------
          NAME            GRANTED<F1>     1995     BASE PRICE   EXPIRATION DATE     5%       10%
          ----           ------------ ------------ ----------- -----------------    --    ----------
            vvv
Ian Arnof...............    47,864        3.63%      $26.25    February 15, 2003 $599,890 $1,436,840
Joseph V. Wilson III....    26,372        2.00%      $26.25    February 15, 2003 $330,526 $  791,667
Ashton J. Ryan Jr.......    29,170        2.21%      $26.25    February 15, 2003 $365,593 $  875,661
Michael A. Flick........    10,705        0.81%      $26.25    February 15, 2003 $134,168 $  321,356
Howard C. Gaines........    10,705        0.81%      $26.25    February 15, 2003 $134,168 $  321,356

[FN]
--------
<F1> The breakdown of the number of shares underlying options and SARs awarded to the Named Executive Officers is as follows: 9,573 underlying shares and 38,291 SARs to Mr. Arnof; 5,274 underlying shares and 21,098 SARs to Mr. Wilson; 5,834 underlying shares and 23,336 SARs to Mr. Ryan; 2,141 underlying shares and 8,564 SARs to Mr. Flick; and 2,141 underlying shares and 8,564 SARs to Mr. Gaines. The options and SARs are separate and not in tandem, and the exercise or base price represents the fair market value of FCC Common Stock on the date of the grant. The options and SARs are not exercisable for one year from the date of grant and become exercisable thereafter in 25% increments each year, unless the Compensation Committee, in its discretion, elects to accelerate exercisability. In addition, all outstanding options and SARs will become immediately exercisable upon the occurrence of a Significant Transaction. All options and SARs expire eight years from the date of grant.

1995 LONG TERM INCENTIVE PLAN AWARDS

  The following table contains information concerning the grant of restricted stock and performance shares to the Named Executive Officers during 1995.

                      1995 LONG TERM INCENTIVE PLAN AWARDS

                           NUMBER OF SHARES,
                             UNITS OR OTHER
                           RIGHTS GRANTED<F1>                      ESTIMATED FUTURE PAYOUTS
                         ----------------------             --------------------------------------
                           NO. OF
                         SHARES OF    NO. OF
                         RESTRICTED PERFORMANCE PERFORMANCE
          NAME             STOCK      SHARES      PERIOD     THRESHOLD      TARGET      MAXIMUM
          ----           ---------- ----------- ----------- ------------ ------------ ------------
Ian Arnof...............   4,032       2,016      3 years   2,016 shares 4,032 shares 6,048 shares
Joseph V. Wilson III....   2,222       1,111      3 years   1,111 shares 2,222 shares 3,333 shares
Ashton J. Ryan Jr.......   2,458       1,229      3 years   1,229 shares 2,458 shares 3,687 shares
Michael A. Flick........     902         451      3 years     451 shares   902 shares 1,353 shares
Howard C. Gaines........     902         451      3 years     451 shares   902 shares 1,353 shares

[FN]
--------
<F1> No shares of restricted stock will vest and no performance shares will be earned, except in the case of death, unless (i) the individual remains employed by FCC through December 31, 1997, (ii) FCC's average annual return on equity for the three-year period ending December 31, 1997 (the "Measurement Period") is 10% or higher, and (iii) cumulative core earnings per share for the Measurement Period are at least equal to those of the prior three-year period. Core earnings per share are based on net income adjusted for provisions for loan losses, securities transactions, nonperforming assets expense, and other special one-time material items. The restricted stock may vest, in whole or in part, three years from the date of grant based on FCC's return on equity for the Measurement Period relative to the return on equity of companies included in a peer group established by Keefe, Bruyette & Woods, Inc., of other banks and bank holding companies with total assets from $5 billion to $10 billion (the "KBW Peer Group"). Holders of restricted stock receive dividends paid on the stock, but no dividends are paid on the performance shares. Restrictions on the shares of restricted stock would lapse and the performance shares would be earned within the three-year period upon the occurrence of a Significant Transaction or on a pro rata basis in the event of death. For further information regarding the restricted stock and performance shares, see "Compensation Committee's Report on Executive Compensation--Stock Incentive Program." As of December 31, 1995, the aggregate value of the 1995 restricted stock and performance share grants for each Named Executive Officer (calculated by multiplying the number of shares by the closing market price of FCC Common Stock on December 29,
     1995) was $193,536 for Mr. Arnof; $106,656 for Mr. Wilson; $117,984 for Mr.
     Ryan; $43,296 for Mr. Flick; and $43,296 for Mr. Gaines.








OPTION AND STOCK APPRECIATION RIGHT HOLDINGS

  The following table sets forth information with respect to unexercised options and SAR's held by the Named Executive Officers as of December 31, 1995.

                   OPTION/SAR VALUES AS OF DECEMBER 31, 1995

                                   NUMBER OF SHARES        VALUE OF UNEXERCISED
                                UNDERLYING UNEXERCISED   IN-THE-MONEY OPTIONS/SARS
                                    OPTIONS/SARS AT                 AT
                                   DECEMBER 31, 1995       DECEMBER 31, 1995(F1>
                               ------------------------- -------------------------
                NAME           EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
                ----           ----------- ------------- ----------- -------------
      Ian Arnof...............   29,840       71,060      $430,572     $394,673
      Joseph V. Wilson III....    9,040       34,608      $114,727     $195,874
      Ashton J. Ryan Jr.......    5,846       37,447      $ 48,637     $212,411
      Michael A. Flick........   15,314       16,321      $249,077     $ 95,980
      Howard C. Gaines........    6,565       17,133      $ 81,489     $ 99,068

[FN]
--------
<F1> Reflects the difference between the closing sale price of FCC Common Stock on December 29, 1995 and the exercise or base price of the options and SARs. The following table shows, for exercisable options and SARs, the value attributed to options and SARs outstanding for the number of years indicated:

                                                                   VALUE   YEARS
                                                                  -------- -----
      Mr. Arnof.................................................. $322,405    6
                                                                  $ 76,883    4
                                                                  $ 31,284    2
      Mr. Wilson................................................. $ 67,446    6
                                                                  $ 36,594    4
                                                                  $ 10,688    2
      Mr. Gaines................................................. $ 44,652    6
                                                                  $ 29,192    4
                                                                  $  7,646    2
      Mr. Flick.................................................. $196,074    6
                                                                  $ 46,707    4
                                                                  $  6,296    2
      Mr. Ryan................................................... $ 37,949    4
                                                                  $ 10,688    2

PENSION PLANS

  FCC has a qualified defined-benefit plan (the "Retirement Plan") and a nonqualified Benefits Restoration Plan (the "Restoration Plan"), pursuant to which each participant, including each Named Executive Officer, who has completed at least five years of service is entitled to receive a monthly payment after retirement commencing no earlier than age 55. The following table sets forth the aggregate annual retirement benefits that a participant with the indicated years of service and compensation level may expect to receive under the Retirement Plan and the Restoration Plan assuming retirement at age 65. Annual retirement benefits beginning prior to age 65 would be reduced.

                              PENSION PLANS TABLE

                                                  YEARS OF SERVICE
                                    --------------------------------------------
              COMPENSATION          15 YRS.  20 YRS.  25 YRS.  30 YRS.  35 YRS.
              ------------          -------- -------- -------- -------- --------
      $250,000..................... $ 59,186 $ 78,915 $ 98,644 $118,373 $138,101
      $300,000..................... $ 71,561 $ 95,415 $119,269 $143,123 $166,976
      $350,000..................... $ 83,936 $111,915 $139,894 $167,873 $195,851
      $400,000..................... $ 96,311 $128,415 $160,519 $192,623 $224,726
      $450,000..................... $108,686 $144,915 $181,144 $217,373 $253,601
      $500,000..................... $121,061 $161,415 $201,769 $242,123 $282,476
      $550,000..................... $133,436 $177,915 $222,394 $266,873 $311,351
      $600,000..................... $145,811 $194,415 $243,019 $291,623 $340,226
      $650,000..................... $158,186 $210,915 $263,644 $316,373 $369,101
      $700,000..................... $170,561 $227,415 $284,269 $341,123 $397,976
      $750,000..................... $182,936 $243,915 $304,894 $365,873 $426,851
      $800,000..................... $195,311 $260,415 $325,519 $390,623 $455,726

  The above table reflects the aggregate benefits payable under the Retirement Plan and the Restoration Plan assuming such benefits will be paid in the form of a monthly annuity for the life of the participant.

  The amount of a participant's monthly payment under the Retirement Plan is equal to (i) 1% of the participant's average monthly compensation over the participant's final 120 months of employment multiplied by the number of years of service, plus (ii) 0.65% of the participant's average monthly compensation over the participant's final 120 months of employment in excess of Social Security covered compensation multiplied by the number of years of service up to a maximum of 35 years. Compensation for purposes of the Restoration Plan includes the total of salary plus bonus, but is limited to a total of 130% of salary. Federal law now prevents certain employees, including the Named Executive Officers, from receiving the full benefit of this formula under the Retirement Plan because both the amount of the annual benefit and the amount of compensation on which the annual benefit is based cannot exceed certain limits. Accordingly, in order to assure full benefits to employees, FCC adopted the Restoration Plan in 1994. The benefit under the Restoration Plan is equal to the difference between the benefit actually payable under the Retirement Plan and the hypothetical benefit that would be payable under the Retirement Plan if no legal limitations existed, except that bonuses in excess of 30% of salary are not taken into account.

  Under the Retirement Plan and the Restoration Plan, the number of credited years of service as of December 31, 1995 was 17, 19, 4, 25 and 7 years for Messrs. Arnof, Wilson, Ryan, Flick and Gaines, respectively, and the compensation on which benefits would be calculated for 1993 for each Named Executive Officer is reported under the "Salary" column in the Summary Compensation Table appearing elsewhere herein. The compensation on which benefits would be calculated for 1994 and 1995 for each Named Executive Officer is reported under the "Total Cash" column in the Summary Compensation Table.

CHANGE OF CONTROL AGREEMENTS

  FCC has entered into change of control employment agreements with certain of its executive officers, including the Named Executive Officers, which provide for certain payments and benefits to the executive if his or her employment is terminated under certain circumstances within two years of a change in control of FCC, including cash payments of up to three times salary and bonus as well as continued medical and other benefits for three years and vesting under FCC's retirement plans.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The current members of FCC's Compensation Committee are Mrs. Davis and Messrs. Eustis, Johnsen, Steward, and Storey. No executive officer of FCC served in 1995 as a director, or member of the Compensation Committee, of another entity one of whose executive officers served as a director, or on the Compensation Committee, of FCC.

  Members of the Compensation Committee and their associates have been customers of, and have had loan transactions with, subsidiary banks of FCC in the ordinary course of business, and such transactions are expected to continue in the future. In the opinion of FCC's management, such transactions have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

 General

  The Compensation Committee generally oversees compensation arrangements for executive officers. The Committee is composed of five Board members who are not employees of FCC. The Committee retains outside consultants to assist it in obtaining relevant information on compensation practices generally and with respect to comparable organizations, and in determining whether FCC's compensation programs are consistent with the Committee's compensation philosophy and objectives.

  The executive compensation programs of FCC are designed to (1) provide a competitive total compensation package that enables FCC to hire, develop, reward and retain key executives, (2) link executive performance to the Corporation's annual, intermediate-term and long-term business objectives and strategy and (3) provide variable total reward opportunities that are directly tied to increases in stockholder returns.

These objectives are generally sought to be met with base salaries that are within competitive ranges of similar institutions, annual incentive bonuses keyed primarily to annual increases in earnings per share and a mix of stock award programs that are focused on superior performance in return on equity as compared to peers, increases in cumulative core earnings per share over a three-year period, and increases in stock values over a longer term. The Committee has incorporated long-term and short-term rewards into the compensation program so that no executive is rewarded for achieving a single financial target to the detriment of total stockholder returns. Competitive data used to analyze total compensation is drawn from a group of twelve financial institutions similar in size and structure to FCC that are referred to as the "comparator group" in this report. Some of the members of the comparator group are also included in the industry indices used in the performance graphs in this Proxy Statement.

 Base Salary and Annual Incentive Compensation

  General. The Compensation Committee reviews and approves the methodology for determining base salaries and annual incentive bonuses of executive officers, and determines the base salary and annual incentive bonus of the Chief Executive Officer and any executive officer whose base salary and bonus would exceed 80% of the base salary and bonus of the Chief Executive Officer. The Chief Executive Officer determines the amounts of the base salary and annual incentive bonus of each other officer, and the Compensation Committee reviews his determinations and the evaluations on which those determinations are based.

  Base Pay. The Committee establishes salary ranges for each executive officer position based on size adjusted salary data of the comparator group. For the purpose of attracting and retaining superior management employees, executive base salary levels are intended to be slightly above average levels of the comparator group. While the base salaries paid to some of the Named Executive Officers for 1995 were above the average for similar positions in the comparator group, the average of base salaries paid during 1995 to all of the Named Executive Officers approximated the average for the comparator group. Individual base pay is determined within the established ranges on the basis of FCC's performances as well as individual performance evaluations conducted by the Chief Executive Officer and reviewed by the Compensation Committee. The Compensation Committee evaluates the performance of the Chief Executive Officer and determines his base salary. The performance evaluations consider financial performance and subjective factors indicative of the executive's organizational skills and adherence to overall corporate policies and goals.

  To set the precise level of each executive officer's base salary within the established ranges, the Chief Executive Officer uses an evaluation that includes financial performance measures that include return on assets, credit quality and cost control, and other measures such as teamwork, organizational skills, and adherence to overall corporate policies and goals. Each quantitative and qualitative measure is weighted by the Chief Executive Officer depending on the executive officer's position and the measure's impact on overall corporate goals.

  Annual Cash Incentive Compensation. Each year an executive may earn an incentive cash bonus. The Committee reviews competitive data and establishes as a target for the bonus award a percentage of the executive's salary, equal to the average level of the bonuses paid by the comparator group. After the end of the year, the Committee determines the potential bonus, expressed as a percentage of salary, by comparing the Corporation's earnings per share for the year to an earnings per share target approved by the Board at the beginning of the year. This earnings per share target is based on the Corporation's annual business plan and is considered by the Board to be confidential. The Committee may approve potential bonus awards above the target contingent on the Corporation's performance above the approved business plan for the year. Once the potential bonus amount is established, the actual annual bonus award is determined by the Compensation Committee in the case of the Chief Executive Officer and by the Chief Executive Officer in the case of other executive officers, after consideration of each officer's individual performance for the year. The base salaries plus the annual incentive bonuses paid to the Named Executive Officers for 1995 resulted in total cash compensation that was slightly below average for the comparator group.

 Stock Incentive Program

  The purpose of the stock incentive program is to link management to stockholders by focusing on intermediate and long-term results and at the same time maximizing stockholder returns. In 1995, as in 1994, the Committee sought to accomplish these objectives with a combination of grants of stock options, stock appreciation rights ("SARs"), and awards of performance-based restricted stock and performance shares. Stock options and SARs have value to the employee only if there is an increase in FCC's stock price, thereby resulting in a corresponding increase in value to stockholders. Any restricted stock or performance shares granted will vest, if at all, only if pre-established performance goals are achieved.

  Stock option grants are made at 100% of the market value of the stock on the date of the award, and the options become exercisable 25% per year beginning one year after the award. The size of the awards are determined based on an analysis of the comparator group supplied by the Committee's outside consultants and the executive officer's performance during the prior year. Current stockholdings of the executives are not considered when determining award sizes. FCC's options and SARs expire eight years after the date of the grant, while comparator group options and SARs typically have a ten-year life.

  Historically, most of the companies in the comparator group grant restricted stock with the only restriction being continued employment. The Compensation Committee's position is to only grant performance-based restricted stock.

  Grants of restricted stock may vest and performance shares may be earned after three years only if performance goals are met or exceeded. Threshold requirements of continued employment (except in the case of death), 10% average annual return on equity for the three-year period and cumulative core earnings per share for the three-year period at least equal to those of the prior three-year period must be met. If the threshold requirements are met, the awards made in 1995 will be earned or forfeited based on the Corporation's return on equity for the three-year period ending December 31, 1997 relative to the return on equity of the banks and bank holding companies included in a peer group established by Keefe, Bruyette and Woods, Inc. of approximately 25 companies with total assets of between $5 billion and $10 billion (the "KBW Peer Group"). The Corporation must be in the top 25th percentile of the KBW Peer Group for 100% vesting of the restricted stock and in the top 10th percentile for vesting of the performance shares. No performance shares will be earned unless the Corporation's return on equity ranks in the top 10th percentile. The shares of restricted stock will vest and the performance shares will be earned as follows assuming all other conditions to vesting are met:

          THE CORPORATION'S POSITION
             IN THE KBW PEER GROUP                EFFECT ON AWARD
          --------------------------       -----------------------------
      Top 10%                              All performance shares earned
      Top 25%                              All restricted stock vests
      Between the top 25% and the top 50%  80% of restricted stock vests
       (above the median)
      At the median                        50% of restricted stock vests
      Bottom 50% (below the median)        0% of restricted stock vests

  Any shares of restricted stock that do not vest and all performance shares that are not earned will be forfeited.

 Position Regarding Compliance with Section 162(m) of the Internal Revenue Code

  Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deduction allowable to the Corporation for compensation paid to the Chief Executive Officer and each of the four other most highly compensated executive officers in any year to $1 million. Qualified performance-based compensation is excluded from this deduction limitation if certain requirements are met. Stock incentive compensation granted by the Compensation Committee in 1994 and 1995 was structured to qualify as performance based compensation. No executive officer of FCC reached the deductibility cap in 1995. The Committee will continue to evaluate the Company's cash and stock incentive programs as to the advisability of future compliance with Section 162(m).

 Compensation for the President and Chief Executive Officer

  The base salary paid to Mr. Arnof in 1995 was not increased over the 1993 and 1994 levels. An annual incentive bonus of $175,000 was paid to Mr. Arnof under the bonus program applicable to all executive officers described above under "Annual Cash Incentive Compensation." Approximately one-half of Mr. Arnof's bonus was based upon the Corporation's earnings per share for the year as compared to the earnings per share target set by the Committee at the beginning of the year. The remaining one-half was based upon the Committee's subjective evaluation of Mr. Arnof's individual performance.

  During 1995, Mr. Arnof was also granted 4,032 shares of performance-based restricted stock and 2,016 performance shares. At the time of grant, the shares of restricted stock had a fair market value of $26.25 per share. Mr. Arnof also received grants of stock options for up to 9,573 shares and stock appreciation rights relating to 38,291 shares. Mr. Arnof's restricted stock, performance shares, stock options and stock appreciation rights were granted on the same terms as those granted to other officers and described in this report under "Stock Incentive Program." The size of these award grants was determined by the Committee based upon a competitive analysis of the comparator group and recommendations of the Committee's outside consultant.

THE COMPENSATION COMMITTEE

  Frances B. Davis             Laurance Eustis, Jr. H. Leighton Steward
  Erik F. Johnsen (Chairman)   Joseph B. Storey

PERFORMANCE GRAPHS

  The graphs below compare the cumulative total stockholder return on FCC Common Stock for the last five years with the cumulative total return on the S&P 500 Index and the S&P Major Regional Banks Index, in the first graph, and on the KBW 50 Total Return Index, in the second graph, in each case assuming the investment of $100 on January 1, 1991 at closing prices on December 31, 1990 and reinvestment of dividends. The S&P Major Regional Banks Index consists of fifteen banks and is currently published in Barron's. The KBW 50 Index is prepared by Keefe, Bruyette & Woods, Inc., consists of 50 banks and bank holding companies and is available by contacting Keefe, Bruyette & Woods, Inc. directly.


                              2 CHARTS APPEARS HERE

                                                     TOTAL RETURN FOR THE YEAR
                                                   -----------------------------
                                                   1990 1991 1992 1993 1994 1995
                                                   ---- ---- ---- ---- ---- ----
FCC............................................... 100  239  365  370  339  509
S&P 500........................................... 100  130  140  153  155  212
S&P MRI........................................... 100  178  225  238  225  351
KBW 50............................................ 100  158  202  213  202  324

                               ----------------

CERTAIN OTHER TRANSACTIONS

  Directors, nominees and executive officers of FCC and their associates have been customers of, and have had loan transactions with, subsidiary banks of FCC in the ordinary course of business, and such transactions are expected to continue in the future. In the opinion of FCC's management, such transactions, which at December 31, 1995, amounted to an aggregate of 16% of FCC's stockholders' equity, have been on substantially the same terms, including interest rates and collateral on loans, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.

  During 1995, FCC and its subsidiaries paid $371,808 in premiums on disability and life insurance policies issued by Pan-American Life Insurance Company covering FCC's employees. In addition, FNBC leases branch space in a building owned by Pan-American Life Insurance Company. Total rent paid under this lease in 1995 was $112,283. Mr. G. Frank Purvis, Jr., a director of FCC, is Chairman of the Board of Pan-American Life Insurance Company.

  Section 16(a) of the Securities Exchange Act of 1934 requires FCC's directors, executive officers and 10% stockholders to file with the Securities and Exchange Commission reports of ownership and changes in ownership of equity securities of FCC. During 1995, Edward M. Simmons, a director of FCC, was late in filing a report of a purchase of FCC Common Stock, and Frances B. Davis, also a director of FCC, was late in filing a report of the aggregate number of shares of FCC Common Stock acquired by her and her spouse during 1995 through FCC's Dividend and Interest Reinvestment and Stock Purchase Plan. A report of the grant of stock options to James Altick, an executive officer, was also delinquent.

                         RELATIONSHIP WITH INDEPENDENT
                               PUBLIC ACCOUNTANTS

  FCC's consolidated financial statements for the year ended December 31, 1995, were audited by the firm of Arthur Andersen LLP. Under the resolution appointing Arthur Andersen LLP to audit FCC's financial statements, such firm will remain as FCC's auditors until replaced by the Board. Representatives of Arthur Andersen LLP are expected to be present at the Meeting, with the opportunity to make any statement they desire at that time, and will be available to respond to appropriate questions.

                                 OTHER MATTERS

QUORUM AND VOTING OF PROXIES

  The presence, in person or by proxy, of a majority of the outstanding shares of Common Stock is necessary to constitute a quorum. Stockholders voting, or abstaining from voting, by proxy on any issue will be counted as present for purposes of constituting a quorum. If a quorum is present, the election of directors is determined by plurality vote.

  All proxies received by FCC in the form enclosed will be voted as specified and, in the absence of instructions to the contrary, will be voted for the election of the nominees named herein. FCC does not know of any matters to be presented at the Meeting other than those described herein. However, if any other matters properly come before the Meeting, it is the intention of the persons named in the enclosed proxy to vote the shares represented by them in accordance with their best judgment.

STOCKHOLDER PROPOSALS

  Eligible stockholders who desire to present a proposal qualified for inclusion in the proxy materials relating to the 1997 annual meeting of FCC pursuant to regulations of the SEC, must forward such proposals to the Secretary of FCC at the address listed on the first page of this Proxy Statement in time to arrive at FCC prior to November 14, 1996. Under FCC's By-laws, advance notice of stockholder proposals must be received by January 16, 1997 in order to be considered at the 1997 annual meeting.

                                           By Order of the Board of Directors

                                                          LOGO
                                          /s/ Michael A. Flick
                                                    Michael A. Flick
                                                        Secretary

New Orleans, Louisiana
March 14, 1996

                           FIRST COMMERCE CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
            FOR THE ANNUAL MEETING OF STOCKHOLDERS ON APRIL 15, 1996

The undersigned hereby appoints Thomas C. Jaeger and Clifton J. Saik or either of them, proxies for the undersigned, with full power of substitution, to vote all shares of Common Stock of First Commerce Corporation that the undersigned is entitled to vote at the annual meeting of stockholders to be held April 15, 1996, and any adjournments thereof.

     Election of Directors, Nominees:

     Ian Arnof, James J. Bailey III, John W. Barton, Sydney J. Besthoff III, Robert H. Bolton, Robert C. Cudd III, Frances B. Davis, Laurance Eustis, Jr., William P. Fuller, Arthur Hollins III, F. Ben James, Jr., Erik F. Johnsen, J. Merrick Jones, Jr., Edwin Lupberger, Mary Chavanne Martin, Hugh
     G. McDonald, Jr., Saul A. Mintz, Hermann Moyse, Jr., O. Miles Pollard, Jr.,
     G. Frank Purvis, Jr., Tom H. Scott, Edward M. Simmons, H. Leighton Steward, Joseph B. Storey, Robert A. Weigle.

PLEASE SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES ON THE REVERSE SIDE. IF NO SPECIFIC DIRECTIONS ARE GIVEN, THIS PROXY WILL BE VOTED FOR ALL NOMINEES. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN, DATE AND RETURN THIS PROXY.

/X/  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.

TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE(S) MARK THE FOR BOX IN
                                   PROPOSAL 1
    AND WRITE THAT NOMINEE'S NAME(S) ON THE SPACE PROVIDED BELOW THE BOXES.
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

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                                     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.
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
                                          FOR        WITHHELD
1.  Election of Directors.  (see          / /          / /           2.  In their discretion, to transact such other businss as may
 reverse)                                                                properly come  before the meeting and any adjournments
                                                                         thereof.

FOR, except vote WITHHELD from the following nominee(s):

--------------------------------------------------

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                                                  Please sign exactly as name appears hereon.  Joint owners should each sign.  When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.

                                                  The signer hereby revokes all authorizations heretofore given by the signer to vote at the meeting or any adjournments thereof.



                                                  ----------------------------------------------------------------------------------




                                                  ----------------------------------------------------------------------------------

                                                  SIGNATURE(S)                                                DATE

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